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                                                                    EXHIBIT 11.2
                                  IRIDIUM LLC
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)


                    COMPUTATION OF LOSS PER CLASS 1 INTEREST
                   (IN THOUSANDS EXCEPT MEMBER INTEREST DATA)

                                                              THREE MONTHS ENDED SEPTEMBER 30,    NINE MONTHS ENDED SEPTEMBER 30,
                                                              --------------------------------   --------------------------------
                                                                  1996              1997              1996             1997
                                                              ------------      --------------   -------------      -------------
 NET LOSS APPLICABLE TO CLASS 1 INTERESTS:

 Net loss  . . . . . . . . . . . . . . . . . . . . . . .       $    24,232       $    84,095       $    41,735       $   167,949

 Preferred dividend requirement  . . . . . . . . . . . .             1,580             1,317             2,419             4,924
                                                               -----------       -----------       -----------       -----------

 Net loss applicable to class 1 interests  . . . . . . .       $    25,812       $    85,412       $    44,154       $   172,873
                                                               ===========       ===========       ===========       ===========

 WEIGHTED AVERAGE NUMBER OF CLASS 1 INTERESTS:

 Weighted average number of Class 1 Interests outstanding      120,821,421       141,219,180       119,523,754       130,065,304

 Fully diluted adjustments (2):
      Subscribed but unissued Class 1 Interests  . . . .            14,604                 -           938,835                 -

      Assumed exercise of options and warrants . . . . .         6,060,205        15,074,424         3,843,771        13,519,580

      Assumed conversion of Series A Class 2 Interest  .           699,400           688,461           226,359           869,544
                                                               -----------       -----------       -----------       -----------

 Weighted average number of Class 1 Interests assumed to
      be outstanding, assuming full dilution . . . . . .       127,595,630       156,982,065       124,532,719       144,454,428
                                                               ===========       ===========       ===========       ===========

 NET LOSS PER CLASS 1 INTEREST:

 Primary (1) . . . . . . . . . . . . . . . . . . . . . .       $      0.21       $      0.60       $      0.37       $      1.33

 Fully diluted (2) . . . . . . . . . . . . . . . . . . .       $      0.20       $      0.54       $      0.35       $      1.20
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(1)      The assumed exercise of options and warrants in periods of net loss are anti-dilutive and are not included in the computation and presentation of primary loss per Class 1 Interest.

(2)      The assumed exercise of options, warrants, and conversion of Series A
         Class 2 Interests are anti-dilutive but are included in the calculation of fully diluted loss per Class 1 Interest in accordance with Regulation S-K, Item 601 (a) (11).





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